Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We have issued our report dated May 6, 2021, with respect to the financial statements and supplemental information included in the Annual Report of Masimo Corporation Retirement Savings Plan on Form 11-K for the year ended December 31, 2020. We hereby consent to the incorporation by reference of said report in the Registration Statements of Masimo Corporation on (i) Forms S-8 (File No. 333-148149, File No. 333-157673, File No. 333-168534, File No. 333-179557, File No. 333-186692, File No. 333-194089, File No. 333-219207, File No. 333-234386 and File No. 333-240152) and (ii) Form S-3 (File No. 333-229892).
/s/ GRANT THORNTON LLP
Seattle, Washington
May 6, 2021